Exhibit 2

PLAN OF CONVERSION

OF

MACON BANCORP

TABLE OF CONTENTS

INTRODUCTION	1
DEFINITIONS	1
PROCEDURES FOR CONVERSION	7
HOLDING COMPANY APPLICATIONS AND APPROVALS	8
SALE OF SHARES	9
PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	9
RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	10
SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10
SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	11
SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	11
SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS AND OTHER MEMBERS (FOURTH PRIORITY)	12
COMMUNITY OFFERING	13
SYNDICATED OFFERING	13
ADDITIONAL LIMITATIONS ON PURCHASES	14
PAYMENT FOR SUBSCRIPTION SHARES	15
MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	16
UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	17
RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	18
ESTABLISHMENT OF LIQUIDATION ACCOUNT	18
VOTING RIGHTS OF STOCKHOLDERS; NO PREEMPTIVE RIGHTS	20
RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	20
REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	21
MAINTENANCE OF DEPOSIT ACCOUNTS	21
REGISTRATION AND MARKETING	21
TAX RULINGS OR OPINIONS	21
STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	22
RESTRICTIONS ON VOTING OF CERTAIN SHARES OF THE HOLDING COMPANY	22
PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	22
ARTICLES OF INCORPORATION AND BYLAWS	22
CONSUMMATION OF CONVERSION AND MERGER; EFFECTIVE DATE	23
EXPENSES OF THE CONVERSION	23
AMENDMENT OR TERMINATION OF PLAN	23
CONDITIONS TO CONVERSION	23
INTERPRETATION	24

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EXHIBIT A	FORM OF AGREEMENT OF MERGER BETWEEN MACON BANCORP AND ENTEGRA FINANCIAL CORP.

EXHIBIT B	AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ENTEGRA FINANCIAL CORP.

EXHIBIT C	BYLAWS OF ENTEGRA FINANCIAL CORP.

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PLAN OF CONVERSION OF

MACON BANCORP

1. INTRODUCTION

This Plan of Conversion (this “Plan”) provides for the conversion of Macon Bancorp, a North Carolina mutual holding company (“Macon Bancorp”), into the capital stock form of organization. Macon Bancorp currently owns 100% of the common stock of Macon Bank, a North Carolina stock savings bank (the “Bank”). A new stock holding company, Entegra Financial Corp. (the “Holding Company”) will be established as part of the Conversion which will succeed to all the rights and obligations of the Macon Bancorp and will issue Common Stock in the Conversion. The purpose of the Conversion is to convert Macon Bancorp to the capital stock form of organization and to raise capital in the Offering. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions established in the sole discretion of the Boards of Directors of Macon Bancorp and the Holding Company.

The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

This Plan has been adopted by the Boards of Directors of Macon Bancorp and the Bank, and will be approved by the Board of Directors of the Holding Company. This Plan also must be approved by a majority of the total votes entitled to be cast by Voting Members at a Special Meeting of Voting Members to be called for that purpose. Approval of this Plan by the Voting Members also shall constitute approval of the transactions described herein by the Voting Members. The Bank Regulators may be required to approve this Plan before it is presented to the Voting Members for their approval.

2. DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder means any Person holding a Deposit Account in the Bank.

Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person which acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax–Qualified Employee Stock Benefit Plan will be aggregated.

Affiliate means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range means the range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Common Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as fifteen percent (15%) above and fifteen percent (15%) below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraised Value Range may be adjusted by up to fifteen percent (15%) subsequent to the commencement of the Subscription Offering to reflect regulatory considerations, changes in market or financial conditions, and/or demand for the Common Stock.

Articles of Merger means the Articles of Merger filed with the Commissioner and North Carolina Secretary of State, and any similar documents filed with any Bank Regulator or federal or state governmental agency in connection with the consummation of the Conversion and any other transaction relating to the Conversion.

Associate means, when used to indicate a relationship with any Person, (i) any corporation or organization (other than Macon Bancorp, the Holding Company, the Bank or a majority-owned subsidiary of any such party) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, ten percent (10%) or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such Tax-Qualified Employee Stock Benefit Plan, is not an Associate of such plan, and except that, for purposes of aggregating the total number of shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any Person who is related by blood or marriage to such Person and who lives in the same home as such Person or who is a Director or Officer of the Holding Company or the Bank, or any of their subsidiaries.

Bank means Macon Bank, Inc., Franklin, North Carolina.

Bank Liquidation Account means the account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.

Bank Regulators means the applicable regulatory agency or agencies, if any, responsible for reviewing and, to the extent required by applicable law, approving the Conversion, including the ownership of the Bank by the Holding Company and any transactions required to effect the Conversion.

Borrower means any Person who is a borrower from the Bank except those individual borrowers who are younger than twelve (12) years of age.

Code means the Internal Revenue Code of 1986, as amended.

Commissioner means the North Carolina Commissioner of Banks.

Common Stock means the common stock, no par value per share, of the Holding Company. The Common Stock is not insured by the FDIC.

Community means Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia.

Community Offering means the offering for sale to certain members of the general public directly by the Holding Company of shares not subscribed for in the Subscription Offering.

Controls, controlling, controlled by, and under common control with means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; with the ownership of ten percent (10%) or more of the voting equity securities of a Person being deemed to constitute control.

Conversion means the conversion of Macon Bancorp to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering and the Merger.

Conversion Shares means the shares of Common Stock to be issued by the Holding Company upon consummation of the Conversion.

Deposit Account means any withdrawable account, including, without limitation, savings, time, demand, NOW, money market, certificate and passbook accounts, having a positive balance.

Director means any member of the Board of Directors of Macon Bancorp, the Bank or the Holding Company, as appropriate in the context.

Eligible Account Holder means any natural Person who is twelve (12) years of age or older and any other Person who holds a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligible Depositor means any Eligible Account Holder or Supplemental Eligible Account Holder.

Eligibility Record Date means the date for determining Eligible Account Holders of the Bank, which is December 31, 2012.

Employees mean all Persons who are employed by Macon Bancorp, the Bank or the Holding Company.

Employee Plans means any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

ESOP means the Bank’s Employee Stock Ownership Plan and related trust, if any.

FDIC means the Federal Deposit Insurance Corporation.

Holding Company means Entegra Financial Corp., the corporation formed for the purposes of acquiring all of the shares of capital stock of the Bank through the Merger and issuing shares of Common Stock in the Conversion.

Independent Appraiser means the independent appraiser retained by Macon Bancorp, the Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Conversion Shares.

Liquidation Account means the account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in Macon Bancorp immediately prior to the Conversion, as set forth in this Plan.

Merger means the merger of Macon Bancorp with and into the Holding Company.

Offering means the offering and issuance, pursuant to this Plan, of Common Stock in the Subscription Offering, the Community Offering and/or the Syndicated Offering, as the case may be.

Offering Range means the range of the number of shares of Common Stock offered for sale in this Offering. The Offering Range shall be equal to the Appraised Value Range divided by the Subscription Price. The maximum and minimum of the Offering Range may vary as much as fifteen percent (15%) above and fifteen percent (15%) below, respectively, the midpoint of the Offering Range.

Officer means the president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, the manager and any other person performing similar functions with respect to any organization whether incorporated or unincorporated. Officer also includes the chairman of a board of directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Order Form means any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Depositor means a Voting Member who holds a Deposit Account in the Bank but who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

Other Member means a Voting Member of Macon Bancorp who is not an Eligible Depositor or Other Depositor.

Participant means any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, Other Depositor or Other Member.

Person means an individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan means this Plan of Conversion as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus means the one or more documents used in offering the Subscription Shares.

Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $100.00, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $100.00.

Resident means any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall determine residency under this provision. To the extent a Person is a personal benefit plan or trustee, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition. The Holding Company may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a Person is a Resident. In all cases, however, such a determination shall be in the sole discretion of Macon Bancorp and the Holding Company. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Community as such term is used in this Plan.

SEC means the Securities and Exchange Commission.

Special Meeting of the Voting Members means the special meeting of Voting Members, and any adjournments thereof, held to consider and vote upon this Plan.

Subscription Offering means the offering of Subscription Shares to Participants having subscription rights.

Subscription Price means the price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares means the shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder means any natural Person, other than Directors and Officers of the Bank, Macon Bancorp or the Holding Company (unless the Bank Regulators grant a waiver permitting a Director or Officer to be included) and their Associates, who is twelve (12) years of age or older, and any other Person, who holds a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date means the date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding approval of the application for conversion by the Bank Regulators or such other date set by the Board of Directors of the Holding Company.

Syndicated Offering means the offering of Subscription Shares through a syndicate of underwriters and/or sales agents, at the sole discretion of the Holding Company, following commencement of the Subscription Offering.

Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Members means any (i) natural Person of twelve (12) years of age or more and any other Person holding a Deposit Account in the Bank as of the Voting Record Date, with such Voting Member having one (1) vote for each $100.00, or fraction thereof, held in such Deposit Account and (ii) each Borrower from the Bank as of the Voting Record Date, with such Voting Member having one (1) vote by reason of being a Borrower; provided, however, that no Voting Member may cast more than one thousand (1,000) votes in the aggregate.

Voting Record Date means the date fixed by the Board of Directors of Macon Bancorp for determining eligibility to vote at the Special Meeting of the Voting Members.

3. PROCEDURES FOR CONVERSION

A. After approval of this Plan by the Boards of Directors of Macon Bancorp, the Holding Company and the Bank, this Plan together with all other requisite material shall be submitted to the Bank Regulators for approval, if required by applicable laws and regulations. Copies of this Plan will be made available at each office of the Bank for inspection by depositors of the Bank. Macon Bancorp and the Holding Company will publish a notice of the filing with the Banking Regulators of an application or applications to convert and to merge if and as required by applicable laws and regulations.

B. This Plan also shall be submitted to a vote of the Voting Members at the Special Meeting of the Voting Members. Macon Bancorp will mail to all Voting Members, at their last known addresses appearing on the records of the Bank as of the Voting Record Date, a proxy statement describing this Plan, which will be submitted to a vote of the Voting Members at the Special Meeting of the Voting Members. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by the Voting Members, Macon Bancorp and the Holding Company will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by the Voting Members, unless a longer time period is permitted by applicable laws and regulations.

C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. The Boards of Directors of Macon Bancorp and the Holding Company shall have the right, exercised in their sole discretion, to elect the employ other structural methods to effect the Conversion. The choice of which method to use to effect the Conversion will be made by the Boards of Directors of Macon Bancorp and the Holding Company immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intents of the Boards of Directors of Macon Bancorp and the Holding Company, and any applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The organization of the Holding Company.

(2)	Macon Bancorp will convert from a North Carolina chartered mutual holding company to a North Carolina stock corporation, and in connection therewith the liquidation rights of Eligible Depositors, and all other interests of the Bank’s depositors in Macon Bancorp, will automatically, without further action on the part of Eligible Depositors and other depositors, be preserved in the Holding Company.

(3)	Macon Bancorp will merge with and into the Holding Company, with the Holding Company as the resulting entity, pursuant to the Agreement of Merger attached hereto as Exhibit A, whereby the Bank will become a wholly-owned subsidiary of the Holding Company and Eligible Depositors will automatically, without further action on the part of the Eligible Depositors, receive an interest in the Liquidation Account in exchange for their liquidation rights and other interests in Macon Bancorp.

D. The Holding Company will offer for sale the Subscription Shares in the Offering.

E. Prior to the Offering, the Holding Company shall register the offering of the Subscription Shares with the SEC and any appropriate state securities authorities.

F. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Macon Bancorp shall automatically continue and be vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Macon Bancorp (and the Holding Company) prior to the Conversion. The Holding Company shall continue to be responsible for all of its liabilities, restrictions and duties of every kind and description existing immediately prior to the Conversion, including liabilities for all debts, obligations and contracts, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Macon Bancorp or the Holding Company.

G. The Amended and Restated Articles of Incorporation and Bylaws of the Holding Company shall be in the forms of Exhibit B and Exhibit C, respectively.

H. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current executive offices of Macon Bancorp.

4. HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of Macon Bancorp, the Holding Company and the Bank will take all necessary steps to convert Macon Bancorp to stock form, complete the Conversion and the Merger. Macon Bancorp, the Holding Company and the Bank shall make applications to the Bank Regulators, as and if required, and filings with the SEC and applicable state securities authorities for any requisite regulatory approvals to complete the Conversion and the Merger.

5. SALE OF SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of the Voting Members. The period for the Subscription Offering will be not less than 20 days nor more than 90 days from the date offering materials are first mailed, unless extended by the Board of Directors of the Holding Company. The Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase Subscription Shares.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, a Syndicated Offering, or in any other manner permitted or not prohibited by the Bank Regulators. The Community Offering, if any, will involve an offering of all unsubscribed shares directly to the members of the general public with a preference given to natural Persons residing in the Community. The Community Offering may begin simultaneously with or later than the Subscription Offering.

If feasible, any shares of Common Stock for which subscriptions have not been received in the Subscription Offering, and the Community Offering may be offered and sold in a Syndicated Offering or in any manner approved or not prohibited by the Bank Regulators. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock in any Syndicated Offering is consummated. The Syndicated Offering may begin simultaneously with or later than the Subscription Offering.

6. PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined by the Boards of Directors of Macon Bancorp and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to fifteen percent (15%) subsequent to the commencement of the Subscription Offering to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the Common Stock.

In the event that the Subscription Price multiplied by the number of Conversion Shares to be issued in the Offering is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a fifteen percent (15%) increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as Macon Bancorp and the Holding Company shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, Macon Bancorp and the Holding Company, and the Bank Regulators (if required), that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Conversion Shares to be issued in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, or take such other action as the Bank Regulators may permit or not prohibit.

The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7. RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to forty percent (40%) of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment and will facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy.

8. SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) 30,000 shares of Common Stock, (ii) one-tenth of one percent (.10%) of the total number of shares of Common Stock issued in the Offering, and (iii) fifteen (15) times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscriptions remain unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available Subscription Shares have been allocated.

C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits during the one year period before the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as the Bank Regulators may permit or not prohibit.

9. SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank, if any, shall have subscription rights to purchase in the aggregate up to ten percent (10%) of the Conversion Shares, including any shares sold in the Offering as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company, the Bank or a majority owned subsidiary of any such entity. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market. The Holding Company and the Bank need not form any such Employee Plans, and need not have any Employee Plans in existence in order to exercise any such subscription rights.

10. SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) 30,000 shares of Common Stock, (ii) one-tenth of one percent (.10%) of the total number of shares of Common Stock issued in the Offering, and (iii) fifteen (15) times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying

Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient Subscription Shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans, subject to the purchase limitations specified in Section 14.

B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available Subscription Shares have been allocated.

11. SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS AND OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Depositor and Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) 30,000 shares of Common Stock and (ii) one-tenth of one percent (.10%) of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

B. In the event that such Other Depositors and Other Members exercise subscription rights for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Depositors and Other Members so as to permit each such subscribing Other Depositor and Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Depositor and Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Depositors and Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Depositor or Other Member bears to the total amount of the subscriptions of all Other Depositors and Other Members whose subscriptions remain unsatisfied.

12. COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, the Subscription Shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program which may use a broker-dealer, sales agent, consultant or investment banking firm experienced and expert in the sale of savings bank securities. Such entities may be paid compensation on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Community, and thereafter to cover orders of other members of the general public, so that each Person in an oversubscribing category of the Community Offering may receive the lesser of 100 shares or the number of shares they ordered, and available remaining shares will be allocated among subscribing Persons whose subscriptions remain unfilled in an equal number of shares basis per order. In connection with the allocation, orders received for shares in the Community Offering will be filled up to a maximum of 30,000 shares of Common Stock, subject to the purchase limitations specified in Section 14. The Holding Company shall use its best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such Conversion Stock. Macon Bancorp and the Holding Company reserve the right to reject in its sole discretion any or all orders, in whole or in part, which are received in the Community Offering.

13. SYNDICATED OFFERING

If feasible, the Boards of Directors of Macon Bancorp and the Holding Company may determine to offer Subscription Shares not issued in the Subscription Offering or the Community Offering, if any, in a Syndicated Offering, subject to such terms, conditions and procedures as may be determined by Macon Bancorp and the Holding Company, subject to the right of Macon Bancorp and the Holding Company to accept or reject in their sole discretion in whole or in part any subscriptions in the Syndicated Offering. In the Syndicated Offering, any Person may purchase up to a maximum of 30,000 shares of Common Stock, subject to the purchase limitations specified in Section 14.

Provided that the Subscription Offering has commenced, the Holding Company may commence the Syndicated Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by the Voting Members.

If for any reason a Syndicated Offering of shares of Common Stock not sold in the Subscription Offering or Community Offering if any, cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering or any Community Offering or Syndicated Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14. ADDITIONAL LIMITATIONS ON PURCHASES

In addition to the limitations set forth elsewhere in this Plan, the following limitations shall apply to all purchases and issuances of shares of Subscription Shares:

A. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Voting Members, Macon Bancorp and the Holding Company may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed four point ninety-nine percent (4.99%) of the total offering of shares of Common Stock in the Offering whether before, during or after the Subscription Offering, Community Offering and/or Syndicated Offering. If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, Macon Bancorp and the Holding Company shall permit any Person who subscribed for the maximum number of shares of Common Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. In the event that the maximum purchase limitation is increased to four point ninety-nine percent (4.99%) of the shares sold in the Offering, such limitation may be further increased to nine point ninety-nine percent (9.99%), provided that orders for Common Stock exceeding four point ninety-nine percent (4.99%) of the shares of Common Stock sold in the Offering shall not exceed in the aggregate ten percent (10%) of the total shares of Common Stock sold in the Offerings. For purposes of enforcing the terms of the foregoing provisions, a Person shall include his, or her or its Associates and any group of Persons Acting in Concert with such Person.

B. Subject to remaining provisions of this Section 14, the maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors of the Bank, Macon Bancorp or the Holding Company, and in each case and their Associates in the aggregate, shall not exceed twenty-five percent (25%) of the shares of Common Stock issued in the Offering.

C. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available and except as otherwise specifically provided herein.

Subject to the foregoing provisions of Section 14, if the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person and his, her or its Affiliates and Associates, or to a group of Persons Acting in Concert including that Person would be in excess of 50,000 shares of Common Stock, the number of shares of Common Stock allocated to such Person and his, her or its Affiliates and Associates, or to such group of Persons Acting in Concert including that Person shall be reduced so that the aggregate allocation to that Person and his, her or its Affiliates and Associates, or to such group complies with such 50,000 share limit.

In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to fifteen percent (15%) (the “Adjusted Maximum”), the additional shares will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank, Macon Bancorp and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15. PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed in the Subscription Offering, Community Offering and the Syndicated Offering must be delivered in full to the Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if an Employee Plan subscribes for shares in the Subscription Offering, such Employee Plan will not be required to pay for the shares at the time it subscribes but rather may pay for such shares of Common Stock subscribed for by such Employee Plan at the Subscription Price upon consummation of the Offering. Subscription funds will be held in a segregated account at the Bank.

Payment for Common Stock subscribed for shall be made by personal check, money order, bank draft, wire transfer or other form of payment approved by the Board of Directors of the Holding Company. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the statement savings rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled), at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received in check, money order or bank draft will be paid by the Bank at no less than the statement savings rate on payments for Common Stock. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank will not make any loans or extend credit on an unsecured basis, or upon the security of the Common Stock, to any Person for the purchase of Common Stock in the Offering.

16. MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the stock offering materials have been approved, if required, by the Bank Regulators, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Depositors and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Subscription Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered.

Each Order Form will be preceded or accompanied by a Prospectus describing Macon Bancorp, the Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A. A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than twenty (20) days, nor more than ninety (90) days, following the date on which the Order Forms are first mailed to a Participant by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B. The Subscription Price per share for shares of Common Stock to be sold in the Offering;

C. A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offerings;

D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;

E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, Macon Bancorp and the Holding Company reserve the right in its sole discretion to accept or reject orders received on photocopied or facsimiled Order Forms.

17. UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered by the United States Postal Service, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the Account Holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that Macon Bancorp and the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as Macon Bancorp and the Holding Company may specify. The interpretation by Macon Bancorp and the Holding Company of the terms and conditions of this Plan and of the Order Forms will be final, except as may be provided otherwise by applicable laws or regulations.

18. RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

Macon Bancorp and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Participants entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, in the discretion of the Boards of Directors of Macon Bancorp and the Holding Company, no such Participant will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Participant resides in a foreign country or in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of such shares of Common Stock to such Persons would require Macon Bancorp and/or the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

19. ESTABLISHMENT OF LIQUIDATION ACCOUNT

A Liquidation Account shall be established by the Holding Company at the time of the Conversion in an amount equal to Macon Bancorp’s total equity as reflected in the latest statement of financial condition contained in the Prospectus used in the Offering. Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Depositors who continue to maintain their Deposit Accounts at the Bank. Each Eligible Depositor shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his or her Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Holding Company shall cause the Bank to establish and maintain the Bank Liquidation Account for the Eligible Depositors who continue to maintain their Deposit Accounts at the Bank.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Depositor shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for such Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock. A merger, consolidation or similar combination with another depository institution, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund the obligations under the Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Depositor an amount necessary to fund the Holding Company’s remaining obligation under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Depositor shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, the amount of the then adjusted subaccount balance for his or her Deposit Account then held, before any distribution may be made to any holders of the Holding Company’s capital stock.

In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Depositor shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

The initial subaccount balance for a Deposit Account held by an Eligible Depositor shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the greater of the amount of the Qualifying Deposits of such Account Holder on the Eligibility Record Date and the Supplemental Eligibility Record Date and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Depositors. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any annual closing date, occurring on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Depositor is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Holding Company or the Bank. Neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account and the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Eligible Depositors do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and in no event will any Eligible Depositor be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.

20. VOTING RIGHTS OF STOCKHOLDERS; NO PREEMPTIVE RIGHTS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company. No holder of capital stock of the Holding Company will have preemptive rights to acquire unissued shares of the Holding Company.

21. RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A. All shares of Common Stock purchased by Directors or Officers of Macon Bancorp, the Holding Company and/or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section 21 or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase in the Offering.

B. The restriction on disposition of Subscription Shares set forth above in this Section 21 shall not apply to the following:

(1)	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate regulatory agencies; or

(2)	Any disposition of such shares following the death of the natural Person to whom such shares were initially sold under the terms of this Plan.

C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this Section 21 shall bear a legend prominently stamped on its face giving notice of the restriction;

(2)	Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer;

(3)	Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

22. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three (3) years following the Conversion, no Officer or Director of the Holding Company or the Bank, or in each case their Associates, shall purchase, without the receipt of any required prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a duly registered broker-dealer. This provision shall not apply to negotiated transactions involving more than one percent (1%) of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his, her or its investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of seller and not acting on behalf of the seller in connection with the transaction.

23. MAINTENANCE OF DEPOSIT ACCOUNTS

Each Person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following the Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

24. REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the Common Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and will not deregister such class of securities for a period of at least three (3) years thereafter, except that the requirement to maintain the registration of such class of securities for three (3) years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist market-makers to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange.

25. TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by Bancorp, the Holding Company or the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Macon Bancorp, the Holding Company or the Bank, or the Account Holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26. STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan and to the extent the Boards of Directors of the Holding Company and the Bank so elect.

B. The Holding Company and the Bank are authorized to enter into employment agreements, change in control and/or severance agreements with, and to establish severance payment policies with respect to, their executive officers.

C. The Holding Company and the Bank are authorized to adopt stock options plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal or state regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan after completion of the Conversion. Stockholder approval of these plans will be required before implementation and may be obtained no earlier than six months after completion of the Conversion.

27. RESTRICTIONS ON VOTING OF CERTAIN SHARES OF THE HOLDING COMPANY

The Articles of Incorporation of the Holding Company shall contain a provision stipulating that, for a period of three (3) years following the closing date of the Conversion and Merger, without the affirmative vote of at least seventy-five percent (75%) of the Holding Company’s Board of Directors, no recordholder who holds shares of Common Stock that are beneficially owned, directly or indirectly, by a Person who, as of any record date of the determination of shareholders entitled to vote on any matter, beneficially owns more than ten percent (10%) of the then outstanding shares of Common Stock, shall be entitled or permitted to vote with respect to any shares held in excess of such ten percent (10%) limit.

28. PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable regulation in the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below its federal or state regulatory capital requirements.

29. ARTICLES OF INCORPORATION AND BYLAWS

By voting to approve this Plan, Voting Members will be authorizing and approving the Conversion and the Merger, and the Articles of Incorporation and Bylaws of the Holding Company attached as Exhibits B and C to this Plan.

30. CONSUMMATION OF CONVERSION AND MERGER; EFFECTIVE DATE

The effective date of the Conversion shall be the date upon which the Articles of Merger shall be filed with respect to the Merger. The Articles of Merger shall be filed after all requisite regulatory, Board of Directors and Member approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on such effective date.

31. EXPENSES OF THE CONVERSION

The Bank, Macon Bancorp and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering and the Merger, and such expenses shall be reasonable.

32. AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or otherwise at any time prior to solicitation of proxies from the Voting Members to vote on this Plan by the Board of Directors of Macon Bancorp, and at any time thereafter by the Boards of Directors of Macon Bancorp and the Holding Company with any required concurrence or approvals of the Bank Regulators. Any amendment to this Plan made after approval by the Voting Members with any required concurrence or approvals of the Bank Regulators shall not require further approval by the Voting Members unless otherwise required by the Bank Regulators. The Boards of Directors of Macon Bancorp and the Holding Company may terminate this Plan at any time prior to the Special Meeting of the Voting Members and at any time thereafter with any required concurrence or approvals of the Bank Regulators.

By adopting this Plan, the Voting Members authorize the Board of Directors of Macon Bancorp to amend or terminate this Plan under the circumstances set forth in this Section 32.

33. CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A. Prior receipt by Macon Bancorp, the Holding Company or the Bank of rulings, opinions of counsel or advice of tax advisers as described in Section 25;

B. The issuance of the Subscription Shares offered in the Offering; and

C. The completion of the Conversion with the time period specified in Section 3.

34. INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Boards of Directors of Macon Bancorp and the Holding Company shall be final, subject to the authority of the Bank Regulators.

Dated: January 23, 2014

EXHIBIT A

FORM OF AGREEMENT OF MERGER BETWEEN

MACON BANCORP

AND

ENTEGRA FINANCIAL CORP.

EXHIBIT B

ARTICLES OF INCORPORATION

OF

ENTEGRA FINANCIAL CORP.

EXHIBIT C

BYLAWS

OF

ENTEGRA FINANCIAL CORP.